Exhibit 99.1

The TJX Companies, Inc. Reports Record Second Quarter FY10 Results; Provides Full Year Guidance

FRAMINGHAM, Mass.--(BUSINESS WIRE)--August 18, 2009--The TJX Companies, Inc. (NYSE: TJX), the leading off-price retailer of apparel and home fashions in the U.S. and worldwide, today announced record sales and earnings results for the second quarter ended August 1, 2009. Net sales for the second quarter of Fiscal 2010 increased 4% to $4.7 billion and consolidated comparable store sales increased 4% over last year’s strong gains. Net income from continuing operations for the second quarter was $262 million, and diluted earnings per share from continuing operations were $.61, up 27% over $.48 last year, despite the adverse impact of foreign exchange rates (see below).

For the first half of Fiscal 2010, net sales were $9.1 billion, a 3% increase over last year, and year-to-date consolidated comparable store sales increased 3% over the prior year. Net income from continuing operations was $471 million, and diluted earnings per share from continuing operations were $1.09 compared to $.92 on a reported basis in the same period last year. Prior year’s first half results included a first quarter $.02 per share benefit from FIN 48 tax adjustments. Excluding last year’s tax benefit, diluted earnings per share from continuing operations for the first half of Fiscal 2010 increased 21% over the adjusted $.90 for the prior year, despite the adverse impact of foreign exchange rates (see below).

Carol Meyrowitz, President and Chief Executive Officer of The TJX Companies, Inc., stated, “It is very exciting to report how well we are doing despite the economic downturn. Our strong second quarter results were achieved on top of three years of very strong performance. Our extreme values on exciting brands and fashions continue to resonate with consumers and drive extraordinary increases in customer traffic counts. We saw strength across the board, with virtually all of our divisions either meeting or exceeding our second-quarter targets. As we enter the back half of the year, we will continue to plan prudently, but believe we have tremendous opportunities to build upon our strong first half. Further, our growth vehicles, both domestically and internationally, continue to outperform our expectations, which gives us confidence in our vision to grow TJX as a global, off-price/value retailer. We remain extremely focused on strong execution, which we believe, along with our flexible business model and strength of our value proposition, will enable us to continue to achieve strong, consistent performance and successfully grow our Company in any economic environment.”

Sales by Business Segment

The Company’s comparable store sales and net sales by division, in the second quarter, were as follows:

	Second Quarter		Second Quarter
	Comparable Store Sales		Net Sales ($ in millions)*
	FY2010	FY2009	FY2010	FY2009
In the U.S.:
Marmaxx†	+4%	+3%	$3,145	$2,957
HomeGoods	+9%	-1%	$413	$350
A.J. Wright	+5%	+6%	$182	$160
In Canada:
Winners/HomeSense	+1%	+6%	$496	$539
In Europe:
T.K. Maxx/HomeSense	+6%	+5%	$512	$548

TJX	+4%	+3%	$4,748	$4,554

†Combination of T.J. Maxx and Marshalls. *Sales in Canada and Europe were adversely impacted by foreign currency exchange rates.

Impact of Foreign Currency Exchange Rates

In addition to its U.S. businesses, the Company operates stores in Canada, the U.K., Ireland, and Germany. Changes in foreign exchange rates affect the translation of the sales and earnings of these businesses into U.S. dollars for financial reporting purposes. These effects can be material if rates change significantly versus prior year, as they did in the second quarter this year.

Additionally, the Company routinely enters into inventory-related hedging instruments to mitigate the impact of foreign exchange on merchandise margins when the Company’s international divisions purchase goods from U.S. sources. For accounting purposes, there is a mark-to-market adjustment on the hedging instruments at the end of each quarter. While these adjustments occur every quarter, they are of much greater magnitude when there is significant volatility in currency exchange rates.

A table detailing the impact of foreign currency on TJX pretax earnings and margins, as well as on the segment profit and segment profit margins of the Company’s T.K. Maxx and Winners businesses, is on the Company’s website, www.tjx.com.

In the second quarter of Fiscal 2010, the movement in foreign currency exchange rates had a 4 percentage-point negative impact on consolidated net sales. In the first half of Fiscal 2010, this negative impact on net sales was 5 percentage points. As previously announced, the Company began reporting comparable store sales on a constant currency basis only (which assumes currency exchange rates remained unchanged from the prior year) at the beginning of the Fiscal 2010 year, which the Company believes more closely reflects its operating performance and is consistent with the reporting practices of other multi-national retailers.

Items Impacting Comparability

Prior year’s first quarter results included a $.02 per share benefit from FIN 48 tax adjustments. Excluding this tax benefit, Fiscal 2010 first half diluted earnings per share of $1.09 increased 21% over the adjusted $.90 for the prior year’s first half.

Overall, the combined impact of foreign currency translation as well as mark-to-market adjustments on the Company’s inventory-related hedges reduced Fiscal 2010 second quarter earnings per share by $.03, but did not impact the prior year’s earnings per share. For the first half of Fiscal 2010, the combined impact of foreign currency translation as well as mark-to-market adjustments on the Company’s inventory-related hedges reduced earnings per share by $.07, compared to a $.01 reduction in the prior year’s earnings per share.

Margins

For the second quarter of Fiscal 2010, the Company’s consolidated pretax profit margin from continuing operations was 8.7%, up 1.3 percentage points over the prior year. This increase was driven by significant improvement in gross profit margins as well as expense leverage. Mark-to-market adjustments on inventory-related hedges adversely impacted pretax profit comparisons by 0.1 percentage points.

The gross profit margin for the Fiscal 2010 second quarter was 25.6%, 1.3 percentage points above the prior year primarily due to strong merchandise margins. Selling, general and administrative costs as a percent of sales were 16.7%, 0.1 percentage points less than the prior year.

Inventory

Total inventories as of August 1, 2009, were $3.1 billion, which was flat versus prior year’s second quarter. Consolidated inventories on a per-store basis, including the warehouses, at August 1, 2009, were down 4% and were down 2% at the end of the second quarter last year. At the Marmaxx division, the total inventory commitment, including the warehouses, stores and merchandise on order, was down versus last year on a per-store basis. The Company remains very comfortable with its inventory levels and the liquidity within its inventories, which position it very well entering the third quarter to continue to buy close to need and flow fresh merchandise assortments to its stores.

Share Repurchases

During the second quarter, the Company spent a total of $194 million in repurchases of TJX stock, retiring 6.4 million shares. For the first half of Fiscal 2010, the Company has spent a total of $237 million in repurchases of TJX stock, retiring 8.0 million shares. The Company continues to expect to repurchase approximately $625 million of TJX stock in Fiscal 2010. The Company may adjust the amount of this spending up or down depending on the economic environment.

Full Year Fiscal 2010 Outlook

For Fiscal 2010, the Company expects earnings per share from continuing operations in the range of $2.26 to $2.38, compared with $2.08 per share last year. This outlook is based upon estimated consolidated comparable store sales growth of approximately 2% to 3% for the full year. Certain factors impact the comparability of earnings per share and are detailed in the table below:

	Full Year
	Estimated	Actual
	FY2010	FY2009
	(52 Weeks)	(53 Weeks)
Estimated EPS from continuing operations (reported basis)	$2.26 - $2.38	$2.08
Adjusted for non-operating items:
Computer Intrusion Provision	-	(.04)
Tax-Related Adjustments	-	(.03)
Impact of extra week in fiscal calendar	-	(.09)
Estimated adjusted EPS from continuing operations	$2.26 - $2.38	$1.92

Additionally, foreign currency exchange rates are expected to reduce full year Fiscal 2010 earnings per share by a net $.03, which is included in the range above. This includes foreign currency translation having a $.02 negative impact and mark-to-market adjustments having a $.01 negative impact. Earnings per share for the prior year were not impacted by mark-to-market adjustments.

Third Quarter Fiscal 2010 Outlook

For the third quarter of Fiscal 2010, the Company expects earnings per share from continuing operations in the range of $.62 to $.68 compared with $.58 in reported earnings per share from continuing operations in the prior year. This range is based upon estimated consolidated comparable store sales growth of approximately 2% to 4%. Certain factors impact the comparability of earnings per share and are detailed in the table below:

	Third Quarter
	Estimated	Actual
	FY2010	FY2009
Estimated EPS from continuing operations (reported basis)	$.62 - $.68	$.58
Adjusted for non-operating item:
Computer Intrusion Provision	-	(.01)
Estimated adjusted EPS from continuing operations	$.62 - $.68	$.57

Foreign currency exchange rates also impact the comparability of results. This year’s third quarter earnings per share are expected to benefit by a net $.01 per share from foreign currency, which is included in the range above. This reflects a $.02 per share positive impact from mark-to-market adjustments on the Company’s inventory-related hedges partially offset by a $.01 per share negative impact from foreign currency translation. Last year’s third quarter earnings per share were favorably impacted by $.05 due to mark-to-market adjustments.

Fourth Quarter Fiscal 2010 Outlook

The Company’s full-year outlook assumes fourth quarter earnings per share from continuing operations in the range of $.55 to $.61, based on estimated comparable store sales growth of approximately 2% to 4%. Certain factors impact the comparability of results, and are detailed in the table below:

	Fourth Quarter
	Estimated	Actual
	FY2010	FY2009
	(13 Weeks)	(14 Weeks)
Estimated EPS from continuing operations (reported basis)	$.55 - $.61	$.58
Adjusted for non-operating items:
Computer Intrusion Provision	-	(.03)
Impact of extra week in fiscal calendar	-	(.09)
Estimated adjusted EPS from continuing operations	$.55 - $.61	$.46

Foreign currency exchange rates also impact the comparability of fourth quarter earnings per share. The range above reflects an expected benefit from foreign currency translation to this year’s fourth quarter of an estimated $.02 per share, while last year’s fourth quarter was negatively impacted by $.05 per share due to a mark-to-market adjustment.

Stores by Concept

During the second quarter, the Company added a total of 10 stores. TJX increased square footage by 4% over the same period last year.

	Store Locations		Gross Square Feet
	Second Quarter		Second Quarter
			(in millions)
	Beginning	End	Beginning	End
In the U.S.:
T.J. Maxx	882	882	26.2	26.2
Marshalls	809	811	25.5	25.6
HomeGoods	322	323	8.0	8.0
A.J. Wright	140	141	3.6	3.6
In Canada:
Winners	206	206	6.0	6.0
HomeSense	75	75	1.8	1.8
In Europe:
T.K. Maxx	238	244	7.6	7.9
HomeSense	8	8	0.2	0.2

TJX	2,680	2,690	78.8	79.2

About The TJX Companies, Inc.

The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. The Company operates 882 T.J. Maxx, 811 Marshalls, 323 HomeGoods, and 141 A.J. Wright stores in the United States. In Canada, the Company operates 203 Winners, 75 HomeSense and 3 STYLESENSE stores, and in Europe, 244 T.K. Maxx and 8 HomeSense stores. TJX’s press releases and financial information are also available on the Internet at www.tjx.com.

Fiscal 2010 Second Quarter Earnings Conference Call

At 11:00 a.m. ET today, Carol Meyrowitz, President and Chief Executive Officer of TJX, will hold a conference call with stock analysts to discuss the Company’s second quarter Fiscal 2010 results, operations and business trends. A real-time webcast of the call will be available at www.tjx.com. A replay of the call will also be available by dialing (866) 367-5577 through Tuesday, August 25, 2009 or at www.tjx.com.

August Fiscal 2010 Sales Recording

Additionally, the Company expects to release its August 2009 sales results on Thursday, September 3, 2009, at approximately 8:15 a.m. ET. Concurrent with that press release, a recorded message with more detailed information regarding TJX’s August sales results, operations and business trends will be available via the Internet at www.tjx.com, or by calling (703) 736-7248 through Thursday, September 10, 2009.

Important Information at Website

Archived versions of the Company’s recorded messages and conference calls, reconciliations of Non-GAAP to GAAP measures, and other financial information are available at www.tjx.com after they are no longer available by telephone. The Company routinely posts information that may be important to investors in the Investor Information section at www.tjx.com. The Company encourages investors to consult that section of its website regularly.

Forward-looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: conditions of global economies and credit and financial markets; foreign currency exchange rates; execution of buying and inventory management; expansion of operations; identification of customer trends and preferences; fluctuation in results; risks of new market/category expansion; implementation of marketing, advertising and promotional programs; losses from and consequences of computer intrusion(s); seasonal influences; risks of operating a large, multi-division, multi-national business; unseasonable weather; competition; retention of personnel; acquisitions and divestitures; operation and implementation of information systems and technology; protection of data; level of cash flows generated; factors affecting consumer spending; merchandise quality and safety; import risks; risks of foreign operations; changes in laws and regulations; outcomes of litigation and proceedings; risks of real estate ownership and leasing; stock price fluctuations and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

The TJX Companies, Inc. and Consolidated Subsidiaries Financial Summary (Unaudited) (Dollars In Thousands Except Per Share Amounts)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 1, 2009	July 26, 2008	August 1, 2009	July 26, 2008

Net sales	$4,747,528	$4,554,395	$9,101,752	$8,857,950

Cost of sales, including buying and occupancy costs	3,534,302	3,447,443	6,807,648	6,724,386
Selling, general and administrative expenses	790,876	766,936	1,525,933	1,495,322
Interest expense, net	9,249	2,641	15,850	4,315

Income from continuing operations before provision for income taxes	413,101	337,375	752,321	633,927
Provision for income taxes	151,540	125,302	281,546	223,854

Income from continuing operations	261,561	212,073	470,775	410,073

Loss from discontinued operations, net of income taxes	-	(11,850)	-	(16,001)
Net income	$261,561	$200,223	$470,775	$394,072

Diluted earnings per share:
Income from continuing operations	$0.61	$0.48	$1.09	$0.92
Net income	$0.61	$0.45	$1.09	$0.88

Cash dividends declared per share	$0.12	$0.11	$0.24	$0.22
Weighted average common shares – diluted (in thousands)	430,453	445,423	431,091	448,135

The TJX Companies, Inc. and Consolidated Subsidiaries Condensed Balance Sheets (Unaudited) (In Millions)

	August 1, 2009	July 26, 2008

ASSETS
Current assets:
Cash and cash equivalents	$1,426.9	$517.5
Accounts receivable and other current assets	575.7	450.1
Current deferred income taxes, net	108.9	93.8
Merchandise inventories	3,100.2	3,104.8

Total current assets	5,211.7	4,166.2

Property and capital leases, net of depreciation	2,243.6	2,263.2
Other assets	200.9	183.2
Goodwill and tradename, net of amortization	179.8	180.0

TOTAL ASSETS	$7,836.0	$6,792.6

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current installments of long-term debt	$418.9	$-
Accounts payable	1,740.4	1,746.1
Accrued expenses and other liabilities	1,070.2	1,238.2

Total current liabilities	3,229.5	2,984.3

Other long-term liabilities	770.3	763.4
Non-current deferred income taxes, net	230.0	98.5
Long-term debt	774.3	832.8

Shareholders’ equity	2,831.9	2,113.6

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$7,836.0	$6,792.6

The TJX Companies, Inc. and Consolidated Subsidiaries Condensed Statements of Cash Flows (Unaudited) (In Millions)

	Twenty-Six Weeks Ended
	August 1, 2009	July 26, 2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$470.8	$394.1
Depreciation and amortization	209.4	199.8
Deferred income tax provision	108.3	59.9
Amortization of stock compensation expense	25.9	24.7
(Increase) in accounts receivable and other assets	(21.7)	(101.6)
(Increase) in merchandise inventories	(409.0)	(369.8)
Increase in accounts payable	422.6	230.9
(Decrease) increase in accrued expenses and other liabilities	(91.9)	13.3
Other	(9.7)	17.1

Net cash provided by operating activities	704.7	468.4

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(163.7)	(259.0)
Purchases of short-term investments, net of sales	(124.4)	-
Other	(5.4)	0.4
Net cash (used in) investing activities	(293.5)	(258.6)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments for repurchase of common stock	(236.7)	(448.6)
Proceeds from issuance of long-term debt	774.3	-
Proceeds from sale and issuance of common stock	68.8	99.7
Cash dividends paid	(96.6)	(85.1)
Other	(4.4)	13.1
Net cash provided by (used in) financing activities	505.4	(420.9)

Effect of exchange rate changes on cash	56.8	(4.0)

Net increase (decrease) in cash and cash equivalents	973.4	(215.1)
Cash and cash equivalents at beginning of year	453.5	732.6

Cash and cash equivalents at end of period	$1,426.9	$517.5

The TJX Companies, Inc. and Consolidated Subsidiaries Selected Information by Major Business Segment (Unaudited) (In Thousands)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 1, 2009	July 26, 2008	August 1, 2009	July 26, 2008

Net sales:
Marmaxx	$3,145,504	$2,957,190	$6,083,813	$5,759,480
Canada	495,671	538,694	919,763	1,027,078
Europe	511,589	547,617	932,123	1,042,811
HomeGoods	412,837	350,433	804,732	713,862
A.J. Wright	181,927	160,461	361,321	314,719
	$4,747,528	$4,554,395	$9,101,752	$8,857,950

Segment profit (loss):
Marmaxx	$358,351	$298,062	$689,021	$576,561
Canada	47,971	60,389	67,698	101,286
Europe	24,720	13,745	34,013	15,208
HomeGoods	24,532	2,169	40,105	11,063
A.J. Wright	1,371	(765)	5,784	(1,650)
	456,945	373,600	836,621	702,468

General corporate expenses	34,595	33,584	68,450	64,226
Interest expense, net	9,249	2,641	15,850	4,315
Income from continuing operations before provision for income taxes	$413,101	$337,375	$752,321	$633,927

The TJX Companies, Inc. and Consolidated Subsidiaries
Notes to Consolidated Condensed Statements

  During the second quarter ended August 1, 2009, TJX repurchased 6.4 million shares of its common stock at a cost of $194 million. For the six months ended August 1, 2009, TJX repurchased 8.0 million shares of its common stock at a cost of $237 million. TJX records the repurchase of its stock on a cash basis and the amounts reflected in the financial statements may vary from the above due to the timing of settlement of repurchases.
  On August 19, 2008, the Company sold its Bob’s Stores division. The operating results for Bob’s Stores for the prior year periods ended July 26, 2008 have been reclassified to discontinued operations.
  On April 7, 2009, TJX issued $375 million of 6.950% ten year notes and shortly thereafter called for the redemption of its zero coupon convertible subordinated notes, originally due in 2021. Virtually all of the subordinated notes were converted into 15.1 million shares of TJX common stock by May 5, 2009. The Company expects to use the proceeds from the notes offering to repurchase TJX common stock under its stock repurchase program.
  On July 23, 2009, TJX issued $400 million of 4.200% six year notes. TJX will use the proceeds of this offering to pay its 7.45% notes due December 15, 2009 at maturity and to refinance substantially all of its C$235 million term credit facility, which was repaid on August 10, 2009.
  Certain immaterial amounts in the prior period financial summary have been reclassified from “selling, general and administrative expenses” to “cost of sales, including buying and occupancy costs” to be consistent with the fiscal 2010 presentation.
  The following is a reconciliation of last year’s diluted earnings per share, as reported on a GAAP basis, to the adjusted diluted earnings per share referenced in our earnings release, for the twenty six weeks ended July 26, 2008.
Twenty-Six Weeks Ended
	August 1, 2009	July 26, 2008

EPS from continuing operations, as reported	$ 1.09	$ 0.92

Tax related benefit to reduction in FIN 48 tax liability	-	(0.02)
Adjusted EPS from continuing operations	$ 1.09	$ 0.90

CONTACT:
The TJX Companies, Inc.
Sherry Lang
Senior Vice President
Investor and Public Relations
(508) 390-2323